UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 1, 2012

HICKORY TECH CORPORATION
(Exact name of registrant as specified in its charter)

Minnesota	0-13721	41-1524393
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

221 East Hickory Street, P.O. Box 3248, Mankato, MN	56002-3248
(Address of principal executive offices)	(Zip Code)

(800) 326-5789
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.          Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On March 1, 2012, Hickory Tech Corporation closed on a $22 million incremental term loan agreement to finance the acquisition of IdeaOne Telecom. The incremental term loan agreement is an integral part of the senior credit facility we entered into on August 11, 2011 and it shares the same terms and conditions as the senior credit facility.

Borrowings under the new credit agreement will bear interest at the company's election based on LIBOR or a base rate plus an applicable margin related to the company's leverage ratio.  At the current leverage ratio, the applicable margin will be 3.50 percent for LIBOR loans and 2.50 percent for base rate loans, and there is no LIBOR floor amount.

Beginning June 30, 2012 and on the last day of each quarter thereafter, the company is required to make quarterly amortization payments of $55,000.

Lenders of the credit facility include: CoBank ACB, Sun Trust Bank, N.A., Associated Bank, N.A. and four Farm Credit System Institutions.

Item 9.01.          Financial Statements and Exhibits.

(c)      Exhibits.
4.1
INCREMENTAL TERM LOAN AGREEMENT, dated as of March 1, 2012, by and among each of the Persons identified as “Incremental Term Lenders” on the signature pages hereto (each an “Incremental Term Lender”), as Incremental Term Lenders and as Lenders, Hickory Tech Corporation, a Minnesota corporation (the “Borrower”), the Guarantors, and CoBank, ACB, as Administrative Agent and a Lender.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date:  March 2, 2012

HICKORY TECH CORPORATION

By: /s/ John W. Finke
John W. Finke, President and Chief Executive Officer

By: /s/ David A. Christensen
David A. Christensen, Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
4.1
INCREMENTAL TERM LOAN AGREEMENT, dated as of March 1, 2012, by and among each of the Persons identified as “Incremental Term Lenders” on the signature pages hereto (each an “Incremental Term Lender”), as Incremental Term Lenders and as Lenders, Hickory Tech Corporation, a Minnesota corporation (the “Borrower”), the Guarantors, and CoBank, ACB, as Administrative Agent and a Lender.